Exhibit 99.1

NextCure Provides Business Update and

Reports Second Quarter 2024 Financial Results

–	LNCB74 (B7-H4 ADC) GLP tox studies completed and targeting an IND application by year-end
–	NC410 combo with pembrolizumab ovarian cohort enrollment completed
–	Cash of approximately $86.4 million expected to fund operations into second half of 2026

BELTSVILLE, Md. – August 1, 2024 – NextCure, Inc. (Nasdaq: NXTC), a clinical-stage biopharmaceutical company committed to discovering and developing novel, first-in-class, and best-in-class therapies to treat cancer, today provided a business update and reported second-quarter 2024 financial results.

“Following the release of Phase 1b data for the combination of NC410 and pembrolizumab at ASCO, we have completed enrollment of additional ovarian cancer patients, and we look forward to sharing results from the expanded ovarian cohort later this year,” said Michael Richman, president and CEO of NextCure. “We also continue to make important progress with our promising B7-H4 antibody-drug conjugate program, LNCB74, including the completion of GLP toxicology studies in July. We remain on track to submit an IND filing by year-end and rapidly advance into clinical development. NextCure is well capitalized to continue executing on our strategic priorities, with cash reserves expected to fund operations into the second half of 2026.”

Business Highlights and Near-Term Milestones

NC410 (LAIR-2 fusion)

●	Completed enrollment in June 2024 of an additional 16 ovarian cancer patients among the 100 mg and 200 mg cohorts of the Phase 1b portion of a Phase 1b/2 study evaluating NC410 in combination with pembrolizumab (pembro) in colorectal cancer (CRC) and ovarian cancer patients.
●	Clinical data from the Phase 1b portion of the trial was presented at the American Society of Clinical Oncology (ASCO) Annual Meeting in June 2024.
●	On track to present data from ongoing ovarian cancer cohort expansion along with an update on the CRC data in the fourth quarter of 2024.

LNCB74 (B7-H4 ADC)

●	Recently completed GLP toxicology studies.
●	Presented a poster highlighting strong safety and pharmacokinetic profiles for LNCB74 at the 2024 American Association for Cancer Research (AACR) Annual Meeting.
●	Planned submission of an Investigational New Drug (IND) application by year-end.

NC181 (APOE4)

●	Presented “NC181: First-in-class Approach to Treat Alzheimer’s Disease” at the H.C. Wainwright 5th Annual Neuro Perspectives Virtual Conference.
●	Initiated manufacturing of material for toxicology studies.
●	Seeking partnering or other funding sources with the potential to file an IND mid-2025.

NC605 (Siglec-15)

●	Conducted FDA pre-IND meeting related to treating osteogenesis imperfecta.
●	Toxicology studies are ongoing; seeking partnering or other funding sources with the potential to file an IND in the second half of 2025.

Financial Results for Quarter Ended June 30, 2024

●	Cash, cash equivalents, and marketable securities as of June 30, 2024 were $86.4 million as compared to $108.3 million as of December 31, 2023. The decrease of $21.9 million was primarily due to cash used to fund operations. NextCure expects financial resources to fund operating expenses and capital expenditures into the second half of 2026.
●	Research and development expenses were $12.4 million for the three months ended June 30, 2024, as compared to $13.4 million for the three months ended June 30, 2023. Net costs on the LNCB74 program were more than offset by lower costs on other programs and preclinical development and lower personnel-related costs.
●	General and administrative expenses were $4.1 million for the three months ended June 30, 2024, as compared to $5.7 million for the three months ended June 30, 2023. The decrease of $1.6 million was primarily related to payroll, lower stock compensation expense, lower professional fees and lower insurance costs.
●	Net loss was $15.4 million for the three months ended June 30, 2024, as compared to a net loss of $17.9 million for the three months ended June 30, 2023.

About NextCure, Inc.

NextCure is a clinical-stage biopharmaceutical company that is focused on advancing innovative medicines that treat cancer patients that do not respond to, or have disease progression on, current therapies, through the use of differentiated mechanisms of actions including antibody-drug conjugates, antibodies and proteins. We focus on advancing therapies that leverage our core strengths in understanding biological pathways and biomarkers, the interactions of cells, including in the tumor microenvironment, and the role each interaction plays in a biologic response. www.nextcure.com

Forward-Looking Statements

Some of the statements contained in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including with respect to funding for our operations, objectives and expectations for our business, operations and financial performance and condition, including the progress and results of clinical trials, development plans and upcoming milestones regarding our therapies. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “continue,” “could,” “should,” “due,” “estimate,” “expect,” “intend,” “hope,” “may,” “objective,” “plan,” “predict,” “potential,” “positioned,” “seek,” “target,” “towards,” “forward,” “later,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or similar language.

Forward-looking statements involve substantial risks and uncertainties that could cause actual results to differ materially from those projected in any forward-looking statement. Such risks and uncertainties include, among others: positive results in preclinical studies may not be predictive of the results of clinical trials; NextCure’s limited operating history and not having any products approved for commercial sale; NextCure’s history of significant losses; NextCure’s need and ability to obtain additional financing on acceptable terms or at all; risks related to clinical development, marketing approval and commercialization; and NextCure’s dependence on key personnel. More detailed information on these and additional factors that could affect NextCure’s actual results are described under the heading “Risk Factors” in NextCure’s most recent Annual Report on Form 10-K and in NextCure’s other filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. Forward-looking statements speak only as of the date of this press release, and NextCure assumes no obligation to update any forward-looking statements, even if expectations change.

Selected Financial Information

Selected Statement of Operations Items:	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except share and per share amounts)	2024	2023	2024	2023
Operating expenses:
Research and development	$12,418	$13,447	$23,816	$25,094
General and administrative	4,076	5,711	8,440	11,135
Restructuring and asset impairment	—	—	2,542	—
Loss from operations	(16,494)	(19,158)	(34,798)	(36,229)
Other income, net	1,090	1,299	2,287	2,274
Net loss	$(15,404)	$(17,859)	$(32,511)	$(33,955)
Net loss per common share - basic and diluted	$(0.55)	$(0.64)	$(1.16)	$(1.22)
Weighted-average shares outstanding - basic and diluted	27,972,744	27,828,741	27,937,892	27,801,788

Selected Balance Sheet Items:
	June 30,	December 31,
(in thousands)	2024	2023
Cash, cash equivalents, and marketable securities	$86,436	$108,299
Total assets	$102,589	$128,038
Accounts payable and accrued liabilities	$10,833	$6,883
Total stockholders' equity	$85,441	$114,421

Investor Inquiries

Timothy Mayer, Ph.D.

NextCure, Inc.

Chief Operating Officer

(240) 762-6486

IR@nextcure.com